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                            STOCK PURCHASE AGREEMENT

                                     Between

                          AT&T WIRELESS SERVICES, INC.

                                       and

                        DOBSON COMMUNICATIONS CORPORATION



                          Dated as of November 6, 2000


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                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of November 6, 2000, between AT&T Wireless Services, Inc., a Delaware corporation (the "Purchaser"), and Dobson Communications Corporation, an Oklahoma corporation (the "Company" or "Seller").

                              W I T N E S S E T H :

     WHEREAS, the Company desires to issue and sell to Purchaser on the Closing Date (as such term is defined herein) 200,000 shares of its Series A Convertible Preferred Stock, par value $1.00 per share (the "Shares"), and the Purchaser, subject to fulfillment of all of the conditions contained in this Agreement, desires to purchase such Shares in exchange for the Purchase Price specified herein;

     WHEREAS, the parties hereto desire to set forth in writing their understandings and agreements;

     NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

     For purposes of this Agreement:

     "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

     "Agreement" means this Stock Purchase Agreement, as the same may be amended, modified or supplemented in accordance with the terms hereof.

     "Amendment to Stockholder Agreement" means Amendment No. 1 to the Stockholder Agreement, in the form attached hereto as Exhibit A.

     "Applicable Conversion Price" has the meaning given such term in Section
2.2.

     "Applicable Dividend Rate" has the meaning given such term in Section 2.2.

     "Auction" means the auction by the FCC of certain licenses to provide broadband personal communications services using spectrum in the broadband C and F blocks, which auction is designated by the FCC as Auction Number 35 and is currently scheduled by the FCC to begin on December 12, 2000.

     "Average Price" has the meaning given such term in Section 2.2.

     "Branding Agreement" has the meaning set forth in Section 5.4.

     "BTA" has the meaning given such term in the Stockholders Agreement.

     "Business Day" means any day other than a Saturday, Sunday or a legal holiday in New York, New York or any other day on which commercial banks in New York, New York are authorized by law or governmental decree to close.

     "Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of Series A Convertible Preferred Stock of the Company and Qualifications, Limitations and Restrictions Thereof, in the form attached hereto as Exhibit B, upon completion thereof by the insertion of the Applicable Dividend Rate and the Applicable Conversion Price as provided in Section 2.2.

     "Claim" has the meaning set forth in Section 7.4(a).

     "Class A Common Stock" means the Class A Common Stock, $.001 par value per share, of the Company.

     "Closing" has the meaning set forth in Section 2.3.

     "Closing Date" has the meaning set forth in Section 2.3.

     "Closing Price" has the meaning given such term in the Certificate of Designation.

     "Company" has the meaning set forth in the preamble.

     "Consents" means all consents and approvals of Governmental Authorities or other third parties, including under the HSR Act, necessary to authorize, approve or permit the parties hereto to consummate the Transactions.

     "Conversion Price" has the meaning given such term in the Certificate of Designation.

     "DOJ" means the United States Department of Justice.

     "Downpayment Deadline" means the last day for making the downpayment on PCS Licenses won by a bidder in the Auction under the FCC's rules for such Auction.

     "FCC" means the Federal Communications Commission or similar regulatory authority established in replacement thereof.

     "FCC Conflict" has the meaning given such term in the Stockholders
Agreement.


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

     "FTC" means the Federal Trade Commission or similar regulatory authority established in replacement thereof.

     "Governmental Authority" means a Federal, state or local court, legislature, governmental agency (including, without limitation, the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" has the meaning set forth in Section 7.4(a).

     "Indemnifying Party" has the meaning set forth in Section 7.4(a).

     "J.W. Childs" means the JWC Group Stockholders as that term is defined in the Stockholders Agreement.

     "Law" means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

     "License" means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower or to use an asset or process, in each case issued or granted by a Governmental Authority.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

     "Losses" means in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, any losses, claims, taxes, damages, liabilities, deficiencies, obligations, judgments, settlements (including, without limitation, settlements with respect to any Governmental Authority) and out-of-pocket costs and expenses (whether or not arising out of third party claims), including without limitation interest and penalties, costs of investigation and reasonable attorneys' fees and disbursements.

     "Material Adverse Effect" means a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Person specified and its subsidiaries taken as a whole.

     "MTA" has the meaning given such term in the Stockholders Agreement.

     "New Preferred" has the meaning set forth in Section 5.5.


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     "New York Courts" has the meaning set forth in Section 9.5.

     "Oklahoma 5" has the meaning set forth in Section 5.5.

     "Operating Agreement" has the meaning set forth in Section 5.3.

     "Original Holder" has the meaning set forth in the Certificate of Designation.

     "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Authority, business trust, unincorporated organization, or other legal entity.

     "PCS License" means a License acquired by the Company or an Affiliate of the Company in the Auction from the FCC authorizing it to construct and operate a mobile communications system using the 1850 MHz to 1910 MHz and 1930 MHz to 1990 MHz frequencies, or portions thereof, in a particular BTA or MTA.

     "Purchase Price" has the meaning set forth in Section 2.1.

     "Right of First Offer Agreement" means the PCS Transfer Rights Agreement among the parties specified therein, in the form attached hereto as Exhibit C.

     "Section 7.2 Indemnified Party" has the meaning set forth in Section 7.2.

     "Section 7.3 Indemnified Party" has the meaning set forth in Section 7.3.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Seller" has the meaning set forth in the preamble.

     "Shares" has the meaning set forth in the first recital.

     "Stockholders Agreement" means the Stockholders and Investor Rights Agreement dated as of January 31, 2000 among the Company, Purchaser and the other Persons that are parties thereto.

     "Trading Days" has the meaning given such term in the Certificate of Designation.

     "Transaction Documents" means the Amendment to Stockholders Agreement, the Right of First Offer Agreement and the Certificate of Designation.

     "Transactions" means the transactions contemplated by this Agreement.


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     When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Unless the context otherwise requires, the terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders whenever necessary or appropriate. Whenever the word "herein" or "hereof" is used in this Agreement, it shall be deemed to refer to this Agreement and not to a particular Section of this Agreement unless expressly stated otherwise.

                                   ARTICLE 2
                    PURCHASE AND SALE OF SECURITIES; CLOSING

     Section 2.1. Purchase and Sale

     Upon the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements herein contained, Purchaser agrees to purchase at the Closing, and the Company agrees to sell and issue to Purchaser at the Closing, (except as otherwise provided in Section 5.5) the Shares, for the aggregate purchase price (the "Purchase Price") of Two Hundred Million Dollars ($200,000,000.00), which is equal to One Thousand Dollars ($1,000.00) per Share, which shall represent, immediately after Closing, one hundred percent (100%) of the issued and outstanding shares of Series A Convertible Preferred Stock of the Company.

     Section 2.2. Dividend Rate; Conversion Price

     The Company and Purchaser have agreed that the dividend rate and the Conversion Price applicable to the Shares shall be dependent upon the average Closing Price of the Class A Common Stock for the five (5) Trading Days immediately prior to the Closing Date (the "Average Price"). The Company and Purchaser agree that the dividend rate and Conversion Price applicable to the Shares shall be the dividend rate and Conversion Price corresponding to the Average Price set forth on Schedule 2.2 (the "Applicable Dividend Rate" and "Applicable Conversion Price", respectively); provided, however, if the Average Price shall be less than $12.00 per share, the Average Price for purposes of this Agreement shall be $12.00 per share, and if the Average Price is greater than $22.00 per share, the Average Price for purposes of this Agreement shall be $22.00 per share. The parties agree that on the Closing Date the Applicable Dividend Rate and Applicable Conversion Price shall be properly reflected in the Certificate of Designation filed with the Secretary of State of Oklahoma. As an illustration, if the Average Price is $20, the Applicable Dividend Rate shall be 6.55% and the Applicable Conversion Price shall be $24.30 (appropriately adjusted in the case of the Applicable Conversion Price for stock splits and stock dividends effected after the date hereof).


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     Section 2.3. Closing

     Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Article 6 hereof, the closing of the Transactions (the "Closing") shall occur on the earlier of (a) the second Business Day prior to the Downpayment Deadline and (b) March 1, 2001, at the offices of Friedman Kaplan Seiler & Adelman LLP, 875 Third Avenue, New York, New York, at 10:00 a.m. local time or at such other time as the parties shall mutually agree (the "Closing Date"). At the Closing, the Company shall deliver to Purchaser a certificate representing the Shares against payment of the Purchase Price therefor.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     Section 3.1. Organization, Power and Authority

     (a) It is a corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     (b) It has the requisite power and authority to execute, deliver and perform this Agreement, the Transaction Documents and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder to which it is or will be a party.

     (c) It is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary other than any such jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect on it or materially adversely affect the Transactions.

     (d) Upon approval by its board of directors, this Agreement, and at Closing the Transaction Documents, will have been duly executed, delivered and authorized by its board of directors and no other proceedings on its part which have not been taken (including, approval of its stockholders) will be necessary to authorize this Agreement or the Transaction Documents or to consummate the Transactions.

     (e) This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

     Section 3.2. Consents; No Conflicts

     Neither the execution, delivery and performance by it of this Agreement nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation


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of, any provision of its Restated Certificate of Incorporation or Bylaws; (b)
constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or License or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) except as set forth on Schedule 3.2, require any Consent, other than the approval of its board of directors, except in each case, where such breach, violation, default, Lien, right, or the failure to obtain or give such Consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions. To its knowledge, as of the date hereof, there is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions or performing its obligations under this Agreement.

     Section 3.3. Litigation

     There is no action, proceeding or investigation pending or, to its knowledge, threatened against it or any of its properties or assets that would be reasonably expected to have a material adverse effect on its ability to consummate the Transactions or to fulfill its obligations under this Agreement or which seeks to prevent or challenge the Transactions.

     Section 3.4. Brokers

     It has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions.

     Section 3.5. Private Placement

     It is acquiring the Shares for its own account with the present intention of holding such Shares for purposes of investment, and it has no intention of selling such Shares in a public distribution in violation of the federal securities laws or any applicable state securities laws. It is an accredited investor as that term is defined in Rule 501 under the Securities Act by virtue of part (a)(3) of that rule. Further, it has knowledge and experience in financial and business matters, it is capable of evaluating the merits and risks of the prospective investment in the Shares and acknowledges that the certificates representing the Shares will bear a legend stating that the Shares have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement or an exemption from registration under the Securities Act.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     Section 4.1. Organization, Power and Authority


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     (a) It is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     (b) It has the requisite power and authority to execute, deliver and perform this Agreement, the Transaction Documents and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder to which it is or will be a party.

     (c) It is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary other than any such jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect on it or materially adversely affect the Transactions.

     (d) Upon approval by its board of directors, this Agreement, and at Closing the Transaction Documents, will have been duly executed, delivered and authorized by its board of directors and no other proceedings on its part which have not been taken (including, approval of its stockholders) will be necessary to authorize this Agreement or the Transaction Documents or to consummate the Transactions.

     (e) This Agreement has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

     Section 4.2. Consents; No Conflicts

     Neither the execution, delivery and performance of this Agreement by it nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its Amended and Restated Certificate of Incorporation or Bylaws; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or License, or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) except as set forth on Schedule 4.2, require any Consent, other than the approval of its board of directors (which board approval has been obtained), except in each case where such breach, violation, default, Lien, right, or the failure to obtain or give such Consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions. To its knowledge, as of date hereof, there is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions or performing its obligations under this Agreement.


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

     Section 4.3. Litigation

     There is no action, proceeding or investigation pending or, to its knowledge, threatened against it or any of its properties or assets that would have a material adverse effect on its ability to consummate the Transactions to which it is a party or to fulfill its obligations under this Agreement or which seeks to prevent or challenge the Transactions.

     Section 4.4. Brokers

     It has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions.

     Section 4.5. Valid Issuance of Shares

     As of the Closing Date the Shares to be issued to Purchaser hereunder will have been duly and validly reserved for issuance and authorized and when issued, sold and delivered in accordance with the terms hereof will be duly and validly issued, fully paid, nonassessable and free and clear of any Liens or other third party rights or interests whatsoever (including without limitation preemptive rights) other than as provided for in the Stockholders Agreement, as it will be amended by the Amendment to the Stockholders Agreement. The shares of Seller that Purchaser already owns, together with the Shares upon consummation of the Transactions, will not constitute "control shares" as defined by Section 1145 of the Oklahoma General Corporation Act.

     Section 4.6. Use of Purchase Price

     Seller shall use the Purchase Price for the Shares to finance acquisitions of licenses, telecommunications assets or stock of license holders, and for general corporate purposes; provided, however, that no portion of the Purchase Price shall be used, directly or indirectly, to make any payments of any kind to J.W. Childs, or any of its Affiliates, or Dobson CC Limited Partnership, an Oklahoma limited partnership.

     Section 4.7. Public Filings

     The filings of the Company with the Securities and Exchange Commission conform, and any post-effective amendments or supplements to such filings did, when they became effective or were filed with the Securities and Exchange Commission, as the case may be, conform in all respects to the requirements of the Securities Act and the Securities Exchange Act, as applicable, and the rules and regulations promulgated pursuant thereto and did not, as of their effective date and as of the applicable filing date with respect to any post-effective amendments or supplements, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made) not misleading.


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

     Section 4.8. No Material Adverse Change

     Since the date of the last balance sheet of the Company filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act to the date hereof, there has been no material adverse change in the business, financial condition, assets or operations of the Company and its subsidiaries taken as a whole.

     Section 4.9. DCC PCS, Inc.

     DCC PCS, Inc. is a wholly-owned subsidiary of the Company. DCC PCS, Inc. is eligible under the FCC's rules to hold the PCS Licenses.

                                    ARTICLE 5
                                    COVENANTS

     Section 5.1. Consummation of Transactions

     Each party shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable law to carry out all of their respective obligations under this Agreement and to consummate the Transactions (which efforts shall not include any obligation of the Company or its Affiliates to bid more than the Company deems appropriate, in its sole discretion, to acquire PCS Licenses in the Auction), which efforts shall include, without limitation, the following:

     (a) The parties shall use all commercially reasonable efforts to cause the Closing to occur and the Transactions to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to obtain all necessary Consents including the approval of this Agreement and the Transactions under the HSR Act and by all Governmental Authorities, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required in order for the parties to consummate the Transactions. Each party shall pay any filing or comparable fees required to be paid by such party under the HSR Act.

     (b) Each party shall furnish to the other party all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made by such party or any other party in connection with the Transactions.

     (c) Upon the request of any other party, each party shall forthwith execute and deliver, or cause to be executed and delivered, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may reasonably be requested by such party in order to effectuate the purposes of this Agreement.

     (d) Nothing in this Agreement shall be construed to require Purchaser to consummate the Transactions if any Consent by the FCC, FTC or DOJ expressly would require that it or any of its Affiliates (i) divest or hold separate any of its assets existing as of the date hereof or (ii) otherwise take or commit to take any action that limits its freedom of action in any material respect with respect to any of its businesses, product lines or assets existing as of the date hereof; provided, however, that this Section 5.1(d)


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shall not apply to any FCC, FTC or DOJ requirement to Consent for the
Transactions arising from or relating to any actions taken by Purchaser or its Affiliates after the date hereof.

     (e) Each party shall promptly notify the other party in writing when and if its board of directors has approved this Agreement and the Transaction Documents.

     Section 5.2. Auction Participation

     Neither the Company nor its Affiliates will directly or indirectly participate in the Auction, except through DCC PCS, Inc., and the Company will not enter into any commitments or agreements with respect thereto with any Person other than Purchaser except as expressly provided herein.

     Section 5.3. Access to Spectrum

     Consistent with applicable FCC requirements concerning the Company's control of any PCS Licenses issued in the Auction to the Company or an Affiliate of the Company, promptly after the Downpayment Deadline, the Company and Purchaser agree to negotiate in good faith an operating agreement which will provide to Purchaser access to the network to be built by the Company or its Affiliates on the PCS spectrum in the markets covered by such PCS Licenses (other than those markets Purchaser and the Company mutually agree to exclude) (the "Operating Agreement"). Terms of the Operating Agreement will include a minimum ten year term. Pricing for access to the network under such Operating Agreement shall be fair and reasonable and determined given consideration to spectrum, network construction and operating costs to be incurred by the Company and its Affiliates. In addition, the pricing, terms and conditions will be such that the Company will provide access to the network facilities to Purchaser on a priority basis, consistent with all applicable FCC requirements. The Operating Agreement will provide that the Company shall construct and operate a PCS System in the markets covered by such Operating Agreement that is interoperable with Purchaser's wireless communications systems in other geographic markets. The Operating Agreement will also set forth mutually agreeable quality standards and a mutually agreeable build out schedule with respect to the provision by the Company of PCS wireless services on the network.

     Section 5.4. Branding

     Consistent with applicable FCC requirements, each of the Company and Purchaser agree to negotiate in good faith a branding agreement ("Branding Agreement") promptly after the later of (i) the Closing and (ii) the Downpayment Deadline. In any event, so long as Purchaser holds at least 100,000 Shares (or the Class A Common Stock acquired upon the conversion thereof) or 100,000 shares of New Preferred, the Company and its subsidiaries will not adopt any new brands for its wireless services (other than its proprietary brands) without Purchaser's consent.


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

     Section 5.5. Oklahoma 5

     The Purchaser's ownership of the FCC License for Oklahoma 5 RSA ("Oklahoma 5") would create an FCC Conflict if the Shares were issued to Purchaser on the date hereof. Purchaser shall use all commercially reasonable efforts to sell its interest in Oklahoma 5 prior to the Closing Date or otherwise take action such that an FCC Conflict relating to Oklahoma 5 will not arise as a result of the purchase of the Shares on the Closing Date. In the event an FCC Conflict would be created by the purchase of the Shares as of the Closing Date as a result of Purchaser's ownership or interest in Oklahoma 5, then, provided all conditions to Closing have or will be satisfied on the Closing Date (other than obtaining any Consent pertaining to Oklahoma 5), in lieu of the Purchaser's purchase, and the Company's issuance, of the Shares on the Closing Date, the Purchaser shall purchase, and the Company shall issue, $200 million of a new class of the Company's Preferred Stock ("New Preferred"). The terms of the New Preferred shall be: (a) the shares of New Preferred shall be non-voting and shall not be convertible by the holder into other equity securities of the Company, (b) the shares of New Preferred shall provide for a fixed dividend rate equal to the Applicable Dividend Rate on the Closing and shall be mandatorily redeemable by the Company on the tenth anniversary of the date of their issuance, (c) shall, at the Purchaser's option, be mandatorily exchangeable for Shares (with an equivalent liquidation value as of the date of such exchange) if upon such exchange no FCC Conflict would result, and (d) to the fullest extent possible, consistent with FCC rules and regulations, as similar as possible to the other principal terms of the Shares.

     Section 5.6. Certain Actions

     From the date hereof until the Closing, without Purchaser's prior written consent Seller shall not directly or indirectly undertake any of the actions that would be prohibited without the approval of the Original Holder under
Section 6(b) of the form of Certificate of Designation set forth as Exhibit B; provided, however, that Purchaser's consent to such actions shall not be required if Purchaser is in material default of its obligations under this Agreement and has failed to cure such default within twenty days after written notice thereof from Seller.

                                   ARTICLE 6
                               CLOSING CONDITIONS

     Section 6.1. Conditions to Obligations of All Parties

     The obligation of each of the parties to consummate the Transactions contemplated to occur at the Closing shall be conditioned on the following, unless waived by each of the parties at or prior to the Closing:

     (a) All Consents by any Governmental Authority required to permit the consummation of the Transactions, the failure to obtain or make which would be reasonably expected to have a Material Adverse Effect on Seller or Purchaser or to materially adversely affect the Transactions shall have been obtained or made. Without limiting the generality of the foregoing, any applicable waiting period under the HSR Act shall have expired or been terminated.


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

     (b) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that would impose material limitations on the ability of any party to consummate the Transactions or prohibit such consummation.

     (c) All necessary third parties shall have delivered to the Company and Purchaser executed counterpart signature pages to each of the Amendment to Stockholder Agreement and Right of First Offer Agreement.

     Section 6.2. Conditions to Obligations of Seller

     The obligation of Seller to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions by Purchaser, unless waived by Seller at or prior to the Closing:

     (a) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time.

     (b) Purchaser shall have performed in all material respects all agreements contained herein or required to be performed by it at or before the Closing.

     (c) An officer of Purchaser shall have delivered to Seller a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) above.

     (d) The board of directors or other appropriate governing body of Seller shall have approved the Transactions.

     (e) Purchaser shall have delivered to Seller executed counterpart signature pages to each of the Amendment to Stockholder Agreement and the Right of First Offer Agreement.

     (f) Purchaser shall have wired to the Company, pursuant to wire instructions delivered to Purchaser at least three days in advance of the Closing, the Purchase Price.

     (g) All corporate and other proceedings of Purchaser in connection with the Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Purchaser shall have delivered to Seller such receipts, documents, instruments and certificates, in form and substance reasonably satisfactory to Seller which Seller shall have reasonably requested in order to consummate the Transactions.

     Section 6.3. Conditions to the Obligations of Purchaser

     The obligation of the Purchaser to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived by it at or prior to the Closing:

     (a) The representations and warranties of Seller contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time.

     (b) Seller shall have performed in all material respects all agreements contained herein or required to be performed by it at or before the Closing.

     (c) An officer of Seller shall have delivered to Purchaser a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) above.

     (d) J.W. Childs shall have waived its preemptive rights with respect to the Transactions and shall have delivered an executed counterpart of the Amendment to Stockholders Agreement.

     (e) Seller shall have delivered to Purchaser executed counterpart signature pages to each of the Amendment to Stockholder Agreement and the Right of First Offer Agreement.

     (f) The board of directors or other appropriate governing body of Purchaser or the appropriate Affiliate thereof shall have approved the Transactions.

     (g) The Certificate of Designation completed in accordance with the provisions of Section 2.2 shall have been duly executed by the Company and filed with the Secretary of State of the State of Oklahoma and shall be in full force and effect under the laws of the State of Oklahoma as of the Closing.

     (h) Purchaser shall have received from outside legal counsel to Seller a legal opinion reasonably acceptable to Purchaser with respect to the matters set forth in Sections 4.1, 4.3 and 4.5 hereof.

     (i) All corporate and other proceedings of Seller in connection with the Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Purchaser, Seller shall have delivered to the Purchaser all such receipts, documents, instruments and certificates, in form and substance reasonably satisfactory to Purchaser, which Purchaser shall have reasonably requested in order to consummate the Transactions.

                                   ARTICLE 7
                                 INDEMNIFICATION

     Section 7.1. Survival

     The representations and warranties made in this Agreement shall survive the Closing without regard to any investigation made by any of the parties hereto until the second anniversary of the Closing and shall thereupon expire together with any right to indemnification in respect thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty and describing such claim in reasonable detail shall have been given prior to the expiration of the applicable survival period to the party which made such representation or warranty).

     Section 7.2. Indemnification by Purchaser

     Purchaser shall indemnify and hold harmless Seller and its Affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 7.2 Indemnified Party"), from and against any and all Losses incurred or suffered by him/her or it arising out of or resulting from (a) any representation or warranty of Purchaser contained in this Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by Purchaser or any of its Affiliates in the performance of their respective obligations under this Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 7.2 Indemnified Party or its Affiliates.

     Section 7.3. Indemnification by Seller

     Seller shall indemnify and hold harmless Purchaser and its Affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 7.3 Indemnified Party"), from and against any and all Losses incurred or suffered by him/her or it arising out of or resulting from (a) any representation or warranty of Seller contained in this Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by Seller or any of its Affiliates in the performance of their respective obligations under this Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 7.3 Indemnified Party or its Affiliates.

     Section 7.4. Procedures

     (a) The terms of this Section 7.4 shall apply to any claim (a "Claim") for indemnification under the terms of Sections 7.2 or 7.3 for Losses arising out of or relating to matters asserted by third parties. The Section 7.2 Indemnified Party or Section 7.3 Indemnified Party (each, an "Indemnified Party"), as the case may be, shall give prompt written notice of such Claim to the indemnifying party (the "Indemnifying Party") under the applicable Section, which party may assume the defense thereof, provided that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to approve any counsel selected by the Indemnifying Party and to approve the terms of any proposed settlement, such approval not to be unreasonably delayed or withheld (unless, in the case of approval of a proposed settlement, such settlement provides only, as to the Indemnified Party, the payment of money damages actually paid by the Indemnifying Party and a complete release of the Indemnified Party in respect of the claim in question). Notwithstanding any of the foregoing to the contrary, the provisions of this Article 7 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article 7 to the fullest extent permitted by law.

     (b) In the event that the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such Claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

     (c) In the event that the Indemnifying Party fails to assume the defense of any Claim within ten Business Days after receiving written notice thereof, the Indemnified Party shall have the right, subject to the Indemnifying Party's right to assume the defense pursuant to the provisions of this Article 7, to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Party. Unless and until the Indemnified Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advancement that, in the event he or it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Article 7.

     (d) In no event shall an Indemnifying Party be required to pay in connection with any Claim for more than one firm of counsel (and local counsel) for each of the following groups of Indemnified Parties: (i) Purchaser, its Affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them; and (ii) Seller, its Affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them.

                                    ARTICLE 8
                                   TERMINATION

     Section 8.1. Termination

     In addition to any other rights of termination set forth herein, this Agreement may be terminated, and the Transactions abandoned, without further obligation of any party (except as set forth herein), at any time prior to the Closing Date:

     (a) by mutual written consent of the parties;

     (b) by either party by written notice to the other party, if the consummation of the Transactions shall not have occurred by March 31, 2001;

     (c) on or after November 11, 2000, by either party, if Purchaser has not received written notice from Seller that Seller's board of directors has approved the execution and delivery of this Agreement and, at Closing, the Transaction Documents, it being agreed that any such written notice if delivered will constitute irrevocable satisfaction of the condition set forth in Section 6.2(d);

     (d) on or after November 24, 2000, by either party, if Seller has not received written notice from Purchaser that Purchaser's board of directors has approved the execution and delivery of this Agreement and, at Closing, the Transaction Documents, it being agreed that any such written notice if delivered will constitute irrevocable satisfaction of the condition set forth in Section 6.3(f);

     (e) by either party (provided that such party is not otherwise in breach of this Agreement) if (i) the other party has breached a material representation, warranty, covenant or agreement set forth herein, (ii) such breach would entitle the nonbreaching party not to consummate the Transactions at the Closing and
(iii) the breaching party fails to cure such breach within sixty (60) days of written notice thereof from the non-breaching party.

     Section 8.2. Effect of Termination

     In the event of a termination of this Agreement, neither party hereto shall have any liability or further obligation to the other party, except as set forth in paragraph (b) below, and except that nothing herein will relieve any party from liability for any breach by such party of this Agreement.

     (a) In the event of a termination of this Agreement pursuant to Section 8.1, all provisions of this Agreement shall terminate, except Articles 7 and 9.

     (b) Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

     Section 9.1. Amendment and Modification

     This Agreement may be amended, modified or supplemented only by written agreement of each of the parties.

     Section 9.2. Waiver of Compliance; Consents

     Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirement for a waiver of compliance as set forth in this Section 9.2.

     Section 9.3. Notices

     All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person against receipt, by facsimile transmission with confirmation of receipt, or by registered or certified mail (return receipt requested), postage prepaid, with an acknowledgment of receipt signed by the addressee or an authorized representative thereof, addressed as follows (or to such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

                  If to Purchaser, to:

                           AT&T Wireless Services, Inc.
                           7277 164th Avenue N.E.
                           Redmond, Washington  98052
                           Attention: Joseph E. Stumpf
                           Telephone: (425) 580-5949
                           Facsimile:  (425) 580-8405


                  With a copy to:

                           Friedman Kaplan Seiler & Adelman LLP
                           875 Third Avenue
                           New York, New York  10022
                           Attention: Matthew Haiken, Esq.
                           Telephone: (212) 833-1100
                           Facsimile:  (212) 355-6401

                  If to Seller, to:

                           Dobson Communications Corporation
                           13439 N. Broadway Extension
                           Suite 200
                           Oklahoma City, Oklahoma 73114
                           Attention: Everett Dobson, President
                           Telephone: (405) 529-8515
                           Facsimile:  (405) 529-8305

                  With a copy to:

                           Edwards & Angell, LLP
                           2800 BankBoston Plaza
                           Providence, Rhode Island 02903
                           Attention: David Duffell, Esq.
                           Telephone: (401) 276-6586
                           Facsimile:  (401) 276-6602

     Section 9.4. Parties in Interest; Assignment

     This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective permitted successors, legal representatives and permitted assigns. Neither Seller nor Purchaser may assign its rights and obligations hereunder without the prior written consent of the other party; provided, however, that Purchaser may, without such consent, assign its right, title and interest in, to and under this Agreement to a wholly owned subsidiary of AT&T Corp., but shall remain responsible for its obligations hereunder. Any assignment in violation of this Section 9.4 shall be null and void and without any force or effect.

     Section 9.5. Applicable Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The parties hereto hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the County, the City and the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the Transactions, waive any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

     Section 9.6. Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     Section 9.7. Interpretation

     The article and section headings contained in this Agreement are for convenience of reference only, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.8. Entire Agreement

     This Agreement, including the exhibits and schedules hereto and thereto and the certificates and instruments delivered pursuant to the terms of this Agreement, embody the entire agreement and understanding of the parties hereto in respect of the Transactions. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such Transactions.

     Section 9.9. Confidentiality; Publicity

     (a) Each of the Company and Purchaser, on behalf of itself and its affiliates, agrees that it will use its reasonable best efforts to maintain the confidentiality of all non-public information disclosed to it by the other or obtained as a result of negotiating or entering into this Agreement and the Transaction Documents and will not, without the prior written consent of the disclosing party, use such information other than in connection with the Transactions, provided, however, that the foregoing confidentiality obligations do not apply to information that (i) was or becomes available to the public through no action by the receiving party, (ii) was or becomes available to such receiving party on a non-confidential basis or (iii) in the reasonable opinion of legal counsel, must be disclosed pursuant to Law or the requirements of any national securities exchange; provided further, however, that in the case of
(iii) above where disclosure is sought pursuant to subpoena, litigation discovery request or other similar legal process, the disclosing party shall submit the proposed disclosure to the non-disclosing party, who shall have an opportunity, at its expense, to contest such disclosure, move for a protective order or otherwise attempt to narrow the scope thereof to the extent permitted under Law.

     (b) So long as this Agreement is in effect, the parties agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and no party shall issue any press release or make any such public statement prior to such consultation, except as may be required by Law or by the rules of any national securities exchange.

     Section 9.10. Specific Performance

     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Courts.

     Section 9.11. Remedies Cumulative

     All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 9.12. Severability

     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

     Section 9.13. Beneficiaries of Agreement

     The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other parties hereto and the Section
7.2 Indemnified Parties and Section 7.3 Indemnified Parties and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third party beneficiary or otherwise.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                          AT&T WIRELESS SERVICES, INC.

                                          By:______________________________
                                               Name:
                                               Title:



                                          DOBSON COMMUNICATIONS CORPORATION

                                          By:______________________________
                                               Name:
                                               Title:

                                  SCHEDULE 2.2



----------------- ---------- ------------------------ --------------------------
                               Applicable Conversion
  Average Price     Premium            Price           Applicable Dividend Rate
----------------- ---------- ------------------------ --------------------------

----------------- ---------- ------------------------ --------------------------
       12             55.5%                   $18.67                     15.00%
----------------- ---------- ------------------------ --------------------------
       13             52.2%                   $19.79                     14.25%
----------------- ---------- ------------------------ --------------------------
       14             50.0%                   $21.00                     13.75%
----------------- ---------- ------------------------ --------------------------
       15             42.6%                   $21.39                     12.00%
----------------- ---------- ------------------------ --------------------------
       16             35.5%                   $21.68                     10.25%
----------------- ---------- ------------------------ --------------------------
       17             30.2%                   $22.14                      8.90%
----------------- ---------- ------------------------ --------------------------
       18             26.6%                   $22.79                      7.95%
----------------- ---------- ------------------------ --------------------------
       19             23.7%                   $23.50                      7.15%
----------------- ---------- ------------------------ --------------------------
       20             21.5%                   $24.30                      6.55%
----------------- ---------- ------------------------ --------------------------
       21             19.7%                   $25.15                      6.05%
----------------- ---------- ------------------------ --------------------------
       22             18.3%                   $26.03                      5.65%
----------------- ---------- ------------------------ --------------------------

Premiums, Conversion Prices and Dividend Rates to be calculated pro-ratably between Average Prices.

                                  SCHEDULE 3.2

                               Purchaser Consents

If necessary, the consent of the Federal Trade Commission and/or the Department of Justice under the HSR Act

                                  SCHEDULE 4.2

                                Company Consents

Consent of J.W. Childs

If necessary, the consent of the Federal Trade Commission and/or Department of Justice under the HSR Act

Consent of the Bank of America, N.A., and 50.1% of the participating lenders under the Amended, Restated and Consolidated Revolving Credit and Term Loan Agreement, dated as of January 18, 2000, among Dobson Operating Corp., LLC, Bank of America, N.A. and the participating lenders

                                    EXHIBIT A

                       Amendment to Stockholders Agreement

                                    EXHIBIT B

                           Certificate of Designation

                                    EXHIBIT C

                         Right of First Offer Agreement

                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


     Amendment No. 1 to Stock Purchase Agreement (this "Amendment"), dated as of February 8, 2001, by and between AT&T Wireless Services, Inc., a Delaware corporation (the "Purchaser"), and Dobson Communications Corporation, an Oklahoma corporation (the "Company" or "Seller").

                                    RECITALS

     WHEREAS, the Company and Purchaser have entered into that certain Stock Purchase Agreement dated as of November 6, 2000 (the "Purchase Agreement") pursuant to which, among other things, the Purchaser agreed to purchase from the Company 200,000 shares of the Company's Series A Convertible Preferred Stock, par value $1.00 per share, upon the terms and subject to the conditions of the Purchase Agreement; and

     WHEREAS, the parties hereto desire to amend and supplement the Purchase Agreement in the manner set forth in this Amendment; and

     WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings given such terms in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree, and the Purchase Agreement is amended, as follows:

     1. The following definitions are hereby added to Article 1 of the Purchase Agreement in the appropriate alphabetical order:

          "Exchange Agreement" means the Exchange Agreement, in the form attached hereto as Exhibit D.

          "Series AA Certificate of Designation" means the Certificate of Designation of the powers, preferences and relations, optional and other special rights of the Company's Series AA Preferred, in the form attached hereto as Exhibit E.

          "Series AA Preferred" means the Company's Series AA Preferred Stock, $1.00 par value.

     2. The definition of "New Preferred" in Article 1 of the Purchase Agreement is hereby deleted.

     3. The definition of "Transaction Documents" is hereby deleted in its entirety and the following definition is inserted in lieu thereof:

     "Transaction Documents" means the Amendment to Stockholders Agreement, the Right of First Offer Agreement, the Certificate of Designation, the Series AA Certificate of Designation and the Exchange Agreement."

     4. The definition of "Transactions" is hereby deleted in its entirety and the following definition is inserted in lieu thereof:

     "Transactions" means the transactions contemplated by this Agreement (including without limitation the execution and delivery of the Exchange Agreement by the parties thereto and the consummations of the transactions contemplated thereunder, if applicable)"

     5. The following words are hereby added after the word "Date" on line one of Section 4.5 of the Purchase Agreement:

     "or as of the date of the consummation of the Exchange Agreement, as applicable,"

     6. The following parenthetical is hereby added after the word "hereunder" on line one of Section 4.5 of the Purchase Agreement:

          "(whether issued directly to the Purchaser on the Closing Date or issued in exchange for Series AA Preferred pursuant to the Exchange Agreement)"

     7. New Sections 4.10, 4.11 and 4.12 are hereby added to the Purchase Agreement to read as follows:

          "Section 4.10. Valid Issuance of Series AA Preferred

               To the extent applicable, as of the Closing Date the Series AA Preferred Stock to be issued to Purchaser hereunder pursuant to
          Section 5.5 will have been duly and validly authorized and when issued, sold and delivered in accordance with the terms hereof will be duly and validly issued and free and clear of any Liens or other third party rights or interests whatsoever (including without limitation preemptive rights) other than as provided for in the Stockholders Agreement, as amended, and will not constitute "control shares" as defined by Section 1145 of the Oklahoma General Corporation Act."

          "Section 4.11. Series AA Certificate of Designation

               To the extent applicable, as of the Closing Date the Series AA Certificate of Designation will have been duly and validly authorized by the Company and will have been filed with the Secretary of State of Oklahoma and will be in full force and effect as of the Closing Date."

          "Section 4.12. Certificate of Designation

               As of the Closing Date the Certificate of Designation will have been duly and validly authorized by the Company and will have been filed with the Secretary of State of Oklahoma and will be in full force and effect as of the Closing Date."

     8. Section 5.5 is hereby amended to read in its entirety as follows:

          "Section 5.5. Oklahoma 5

               The Purchaser's ownership of the FCC License for Oklahoma 5 RSA ("Oklahoma 5") would create an FCC Conflict if the Shares were issued to Purchaser on the date hereof. Purchaser shall use all commercially reasonable efforts to sell its interest in Oklahoma 5 prior to the Closing Date or otherwise take action such that an FCC Conflict relating to Oklahoma 5 will not arise as a result of the purchase of the Shares on the Closing Date. In the event an FCC Conflict would be created by the purchase of the Shares as of the Closing Date as a result of Purchaser's ownership or interest in Oklahoma 5, then, provided all conditions to Closing have or will be satisfied on the Closing Date (other than obtaining any Consent pertaining to Oklahoma
          5), in lieu of the Purchaser's purchase, and the Company's issuance, of the Shares on the Closing Date, (i) the Purchaser shall purchase, and the Company shall issue, on the Closing Date upon payment of $200 million to Seller, 200,000 shares of Series AA "Preferred and (ii) each of the Purchaser and Seller shall enter into the Exchange Agreement."

     9. A new Subsection (h) is hereby added to Section 6.2 of the Purchase Agreement as follows:

               "(h) If applicable, the Purchaser shall have delivered to the Company an executed counterpart signature page to the Exchange Agreement."

     10. A new Subsection (i) is hereby added to Section 6.3 of the Purchase Agreement as follows:

          "(i) If applicable, the Series AA Certificate of Designation, completed to reflect the same dividend rate as the Shares pursuant to
          Section 2.2, shall have been duly executed by the Company and filed with the Secretary of State of the State of Oklahoma and shall be in full force and effect under the laws of the State of Oklahoma as of the Closing."

     11. The parenthetical "(and, to the extent applicable, Section 4.10)" is hereby added immediately after the section reference "4.5" on line three of
Section 6.3(h) of the Purchase Agreement.

     12. A new Subsection (j) is hereby added to Section 6.3 of the Purchase Agreement as follows:

               "(j) If applicable, the Company shall have delivered to the Purchaser an executed counterpart signature page to the Exchange Agreement."

     13. Pursuant to the terms Section 1 of this Amendment, New Exhibits "D" and "E" are hereby added to the Purchase Agreement in the forms of Exhibits A and B hereto, respectively, representing the forms of Exchange Agreement and Series AA Certificate of Designation, respectively.

     14. Except to the extent amended or supplemented by this Amendment, all provisions of the Purchase Agreement are and shall remain in full force and effect and are hereby confirmed in all respects, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or amendment of any provision of the Purchase Agreement not specifically amended or supplemented by this Amendment. Each reference to "this Agreement" and each other similar reference contained in the Purchase Agreement shall from and after the effective date hereof refer to the Purchase Agreement as amended and supplemented hereby.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties has executed or caused this Amendment to be executed by its duly authorized offices as of the date first written above.


PURCHASER:
                                      AT&T WIRELESS SERVICES, INC.





                                      By: ______________________________________
                                           Name:
                                           Title:


COMPANY:

                                      DOBSON COMMUNICATIONS CORPORATION




                                      By: ______________________________________
                                           Name:
                                           Title:












         [SIGNATURE PAGE TO AMENDMENT NO 1 TO STOCK PURCHASE AGREEMENT]



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